Exhibit 99.2

interWAVE Communications International, Ltd.

Condensed Consolidated Statements of Operations
(In thousands, except per share data - Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2004	2003	2004	2003

Net revenues	$13,585	$8,475	$44,467	$29,960
Cost of revenues	7,179	4,816	23,254	22,416

Gross profit	6,406	3,659	21,213	7,544

Operating expenses
Research and development	2,757	1,989	9,613	12,937
Selling, general and administrative	4,451	3,867	18,221	19,017
	7,208	5,856	27,834	31,954
Amortization of deferred stock compensation	—	—	—	194
Losses (gains) on asset sales	—	83	(809)	(144)
Restructuring charges	340	2,770	776	3,485
	340	2,853	(33)	3,535

Total operating expenses	7,548	8,709	27,801	35,489

Loss from operations	(1,142)	(5,050)	(6,588)	(27,945)

Interest income (expense), net	(41)	(81)	(125)	1
Other expense, net	(12)	(112)	(149)	(53)

Loss before income taxes	(1,195)	(5,243)	(6,862)	(27,997)

Benefit from (provision for) income taxes	82	89	139	(267)

Net loss	$(1,113)	$(5,154)	$(6,723)	$(28,264)

Net loss per share, basic and diluted	$(0.12)	$(0.76)	$(0.85)	$(4.34)

Weighted average common shares outstanding, basic and diluted	9,058	6,748	7,892	6,508

See Accompanying Reconciliation of Net Loss to Pre-Depreciation and Amortization Loss

interWAVE Communications International, Ltd.

Reconciliation of Net Loss to Pre-Depreciation and Amortization Loss
(In thousands, except per share amounts - Unaudited)

	Three Months Ended June 30,
	2004	2003

Net loss	$(1,113)	$(5,154)

Net loss reconciling items:
Depreciation and amortization	1,057	1,286

Total net loss reconciling items	1,057	1,286

Pre-depreciation and amortization loss	$(56)	$(3,868)

interWAVE Communications International, Ltd.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	June 30, 2004	June 30, 2003
Assets:
Current assets:
Cash and cash equivalents (including restricted cash, current portion)	$5,732	$4,478
Trade receivables, net	8,803	6,584
Inventories, net	7,989	8,058
Prepaids and other current assets	2,634	2,421
Total current assets	25,158	21,541

Restricted cash, long term portion	199	147
Property and equipment, net	2,747	4,321
Intangible assets, net	6,007	7,150
Other assets	113	118
Total assets	$34,224	$33,277

Liabilities and Shareholders’ Equity:
Current liabilities:
Short-term borrowings	$3,588	$1,000
Current portion of notes and leases payable	308	656
Accounts payable	6,933	5,324
Accrued expenses	3,283	5,822
Accrued compensation	2,034	2,193
Income taxes payable	172	417
Accrued restructuring expenses	1,416	1,915
Deferred revenue	378	2,080
Customer prepayments	4,093	1,567
Total current liabilities	22,205	20,974

Other long term liabilities	1,000	2,284
Total liabilities	23,205	23,258

Shareholders’ equity:
Common stock	344,769	337,836
Accumulated deficit	(333,634)	(326,911)
Other	(116)	(906)
Total shareholders’ equity	11,019	10,019

Total liabilities and shareholders’ equity	$34,224	$33,277